Exhibit 1.2

June 29, 2016

Kitov Pharmaceuticals Holdings Ltd.

1 Azrieli Center (Round Building), 23rd Floor

132 Menachem Begin Rd.

Tel Aviv, Israel

Attn: Isaac Israel, Chief Executive Officer

Re:        Registered Direct Offering

Dear Mr. Israel:

This letter shall serve as an amendment (the “Amendment”) to that certain engagement letter, dated as of May 20, 2016, and amended on June 27, 2016 and June 28, 2016 (the “Original Letter”), by and between H.C. Wainwright & Co., LLC (“Wainwright”) and Kitov Pharmaceuticals Holdings Ltd. (collectively, with its subsidiaries and affiliates, the “Company”). Defined terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Original Letter.

Wainwright and the Company hereby mutually agree to the following revisions to the Original Letter:

1.	The Original Letter shall be amended to include a Section O as found in its entirety below:

“O. Subsequent Equity Sales. The Company covenants to the Placement Agent that from the date hereof until one hundred eighty (180) days after the Closing of the Offering, neither the Company nor any subsidiary of the Company, shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any of the Company’s American Depository Shares (“ADSs”), ordinary shares no par value per share (“Ordinary Shares”), or any securities of the Company or a subsidiary of the Company, which would entitle the holder thereof to acquire at any time ADSs or Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, ADSs or Ordinary Shares; provided, however, that such restrictions shall only apply to a Restricted Transaction. For purposes of this Agreement, an Restricted Transaction is a transaction in which the primary purpose is raising capital or a transaction which results in the issuing of securities to an entity whose primary business is investing in securities.”

[signature page follows]

Except as modified by this letter, the terms, provisions and requirements of the Original Letter shall remain the same and in full force and effect in accordance with the terms and provisions thereof.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By __________________________

Name:

Title:

Accepted and agreed as of

the date first written above:

KITOV PHARMACEUTICALS HOLDINGS LTD.

By __________________________

Name: Issac Israel

Title: Chief Executive Officer